UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. _1_)*


                               TEGAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  879008-10-0
                         ------------------------------
                                 (CUSIP Number)

     David Nierenberg, The D3 Family Fund, 19605 NE 8th St., Camas, WA  98607
 ------------------------------------------------------------------------------
                      (Name, Address and Telephone Number
                        of Person Authorized to Receive
                          Notices and Communications)


                                    10/30/98
                        -------------------------------
                         (Date of Event which Requires
                           Filing of this Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                         1 of 13

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 879008-10-0                                               Page 2 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The D3 Family Fund, L.P. (David Nierenberg is President of the General Partner, which is Nierenberg Investment Management Company.)
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              1,033,500 common shares (9.7%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              1,033,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      PN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 8790208-10-0                                              Page 3 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Haredale, Ltd.
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      The Bahamas
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              37,333 common shares (0.4%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              37,333
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 879008-10-0                                               Page 4 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Sharptown Limited
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              7,167 common shares (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              7,167
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 879008-10-0                                               Page 5 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      James Henry Hildebrandt
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Canadian Citizen residing in Hong Kong
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              6,833 common shares (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              6,833
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      IN
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 879008-10-0                                               Page 6 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Toxford Corporation
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      WC
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Channel Islands, British Isles
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              7,167 common shares (0.1%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              7,167
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      CO
      --------------------------------------------------------------------------

                                  SCHEDULE 13D
                                  ------------

CUSIP No. 879008-10-0                                               Page 7 of 13

 1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      The Nierenberg Family 1993 Trust
      --------------------------------------------------------------------------

 2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ X ]
                                                                 (b)   [   ]

 3)   SEC USE ONLY _____________________________________________________________


 4)   SOURCE OF FUNDS

      OO (Margin)
      --------------------------------------------------------------------------

 5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) or 2(e)                                   [   ]

 6)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Washington
      --------------------------------------------------------------------------

                          7)  SOLE VOTING POWER
      NUMBER OF
                              83,500 common shares (0.8%)
      SHARES                  --------------------------------------------------

      BENEFICIALLY        8)  SHARED VOTING POWER

      OWNED BY                0
                              --------------------------------------------------
      EACH
                          9)  SOLE DISPOSITIVE POWER
      REPORTING
                              83,500
      PERSON                  --------------------------------------------------

      WITH               10)  SHARED DISPOSITIVE POWER

                              0
                              --------------------------------------------------

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Aggregate amount owned is 1,175,500 shares (11.1%)
      --------------------------------------------------------------------------

12)   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                          [   ]


      --------------------------------------------------------------------------

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      11.1%
      --------------------------------------------------------------------------

14)   TYPE OF REPORTING PERSON*

      OO (Revocable Trust)
      --------------------------------------------------------------------------

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.

Item 2.  Identity and Background

         The D3 Family Fund, L.P., a Washington State partnership, whose principal business is investing in the equities of public micro-cap issuers. Located at 19605 N.E. 8th St., Camas, Washington 98607. No convictions or administrative proceedings as described in
         Item 2(d) and (e).

Item 3.  Source and Amount of Funds or Other Consideration

         Source of funds is money invested in the partnership by its partners. Aggregate amount invested in TGAL shares purchased by the partnership is $3,321,142.50, including commissions.

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) D3's transactions in the last 60 days were the purchase of 500,000 common shares of TGAL through Robertson Stephens at $2.9375 per share on September 2, 1998, and purchases of 320,000 common shares through Robertson Stephens at $2.125 per share on October 30, 1998.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
--------------------                        ------------------------------------
      Date                                  David Nierenberg
                                            President
                                            Nierenberg Investment Management
                                              Company, Inc., the General Partner
                                              Of The D3 Family Fund, L.P.

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.

Item 2.  Identity and Background

         (a)  Haredale Ltd., a Bahamian corporation.

         (b)  P.O. Box N-4465, Nassau, New Providence, The Bahamas.

         (c)  Haredale is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  The Bahamas.

Item 3.  Source and Amount of Funds or Other Consideration

         Haredale owns, and Mr. Nierenberg has sole voting and dispositive power over, its 37,333 shares.

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) On October 30, 1998, Haredale bought 30,000 shares of TGAL at $2.125 per share through Nations Banc Montgomery Securities.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Haredale pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
-------------------                        ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Haredale, Ltd.

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.

Item 2.  Identity and Background

         (a)  Sharptown Limited, a Channel Islands corporation.

         (b) P.O. Box 404, Pirouet House, Union St., St. Helier, Jersey JE4 9WG, Channel Islands, British Isles.

         (c) Sharptown Limited is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Sharptown Limited owns, and Mr. Nierenberg has sole voting and dispositive power over, its 7,167 shares.

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) On October 30, 1998, Sharptown bought 6,000 shares of TGAL at $2.125 per share through Nations Banc Montgomery Securities.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Sharptown Limited pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
--------------------                        ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Sharptown Limited

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.

Item 2.  Identity and Background

         (a) James Henry Hildebrandt, an individual who is a citizen of Canada, resident in Hong Kong.

         (b) c/o Bain & Company, Tenth Floor, One Pacific Place, 88 Queensway, Hong Kong.

         (c)  Mr. Hildebrandt is in the management consulting business.

         (d)  None

         (e)  None

         (f)  Canada

Item 3.  Source and Amount of Funds or Other Consideration

         Mr. Hildebrandt owns, and Mr. Nierenberg has sole voting and dispositive power over, his 6,833 shares.

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) On October 30, 1998, Mr. Hildebrandt bought 4,500 shares of TGAL at $2.125 per share through Nations Banc Montgomery Securities.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Mr. Hildebrandt pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
--------------------                        ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              John Henry Hildebrandt

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.

Item 2.  Identity and Background

         (a)  Toxford Corporation, a Channel Islands corporation.

         (b) P.O. Box 3048, St. Andrews House, Le Bordage, St. Peter Port, Guernsey, Channel Islands, British Isles.

         (c) Toxford Corporation is in the investment business at the address above.

         (d)  None

         (e)  None

         (f)  Channel Islands, British Isles.

Item 3.  Source and Amount of Funds or Other Consideration

         Toxford Corporation owns, and Mr. Nierenberg has sole voting and dispositive power over, its 7,167 shares.

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) On October 30, 1998, Toxford bought 6,000 shares of TGAL at $2.125 per share through Nations Banc Montgomery Securities.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Toxford Corporation pays Mr. Nierenberg an annual management fee and a share of its net profits for his personal management of its accounts.

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
------------------                          ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                              Toxford Corporation

Item 1.  Security and Issuer

         Common stock of Tegal Corporation (TGAL), 2201 South McDowell Blvd., Petaluma, California 94955.


Item 2.  Identity and Background

         (a) The Nierenberg Family 1993 Trust, Dated 6/11/93, David and Patricia A. Nierenberg, Trustors and Trustees.

         (b)  19605 N.E. 8th Street, Camas, Washington  98607

         (c) Investment Management. Employed by Nierenberg Investment Management Co., the General Partner at D3, at the address above.

         (d)  None

         (e)  None

         (f)  United States

Item 3.  Source and Amount of Funds or Other Consideration

         Margin borrowing from the trust's brokerage account at Robertson Stephens & Co. Aggregrate amount invested by the trust is $218,062.50 (83,500 shares).

Item 4.  Purpose of Transaction

         The purpose of purchasing the shares was for investment. None of the other actions described in Items 4(a)-(j) are currently contemplated.

Item 5.  Interest in Securities of the Issuer

         (a,b) D3 owns, and has sole voting and dispositive power over 1,033,500 common shares of TGAL (9.7%). In addition, 58,500 more common shares of TGAL are owned by four foreign investors on whose behalf Mr. Nierenberg is authorized to trade and The Nierenberg Family 1993 Trust, which Mr. Nierenberg is trustee, owns 83,500 more TGAL shares. Aggregating these six investors, the group controls a total of 1,175,500 TGAL shares (11.1%).

         (c) The trust purchased 50,000 shares of TGAL through Robertson Stephens at $2.9375 per share on September 2, 1998, and an additional 33,500 shares through Robertson Stephens at $2.125 per share on October 30, 1998.

         (d)    N/A

         (e)    N/A

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         N/A

Item 7.  Material to be Filed as Exhibits

         N/A

Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 November 5, 1998                           DAVID NIERENBERG
--------------------                        ------------------------------------
      Date                                  David Nierenberg
                                            Authorized to trade for
                                            The Nierenberg Family 1993 Trust